Exhibit 10.1

SETTLEMENT AGREEMENT

        This Settlement Agreement (the “Settlement Agreement”) is entered into and made effective as of June 30, 2005, (the “Settlement Date”) by and between the University of Virginia Patent Foundation (“UVAPF”), a not-for-profit corporation of the Commonwealth of Virginia having its principal offices at 250 W. Main Street, Charlottesville, Virginia, 22902; and Stereotaxis, Inc. (“Stereotaxis”), a corporation duly organized under the laws of the State of Delaware, having its principal offices at 4041 Forest Park Avenue, St. Louis, MO, 63108.

W I T N E S S E T H

        WHEREAS, pursuant to the Amended License Agreement between UVAPF and Stereotaxis of June 30, 1999 (the “License”), UVAPF has licensed Stereotaxis under certain of its Patent Rights and other intellectual property rights in the field of magnetic guiding of an element through the body;

        WHEREAS, a disagreement has arisen between the parties regarding the existence of an obligation to pay royalties under the License on sales of certain products that use magnetic fields to guide Catheters (such products hereinafter referred to as “Products”) in the Non-translational Cardiovascular Field (as such term is defined below);

        WHEREAS, Stereotaxis and UVAPF wish to settle their disagreement by UVAPF agreeing to relinquish its claim to royalties based on sales of Products in the Non-translational Cardiovascular Field, in consideration for Stereotaxis paying a settlement fee;

        NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants set forth below, the parties hereto agree as follows:

1.         For purposes of this Settlement Agreement, “Non-translational Cardiovascular Field” shall mean the magnetic guiding of a mechanically advanced Catheter through the lumen of a blood vessel or other open chamber or passageway in the body, such as, for example, the heart or the gastrointestinal tract, by magnetic deflection of the tip of said Catheter in order to point the tip in the direction of desired movement of the Catheter, by orientating one or more permanent magnets outside the body in relationship to the location of said tip, in order that a non-magnetic mechanical force applied to the end of the Catheter external to the patient, or applied to a guidewire inserted into the Catheter’s lumen and extending into or through that portion of the Catheter that is outside the body, will cause the Catheter to enter or navigate within or through the desired blood vessel or open chamber or passageway in the body, the magnetic field providing substantially no driving, propelling, advancing, translating or other force that moves the Catheter along its longitudinal axis.

2.         For purposes of this Settlement Agreement, “Catheter” shall mean a flexible elongated medical device having one end remaining at all times external to the patient’s body, for insertion into a blood vessel or other open chamber or passageway in the body, thereby permitting the delivery of diagnostic or therapeutic devices or activity or of other agents to locations in such blood vessel or other open chamber or passageway in the body.

3.         Notwithstanding anything in the License to the contrary, UVAPF hereby relinquishes all claims against Stereotaxis, its licensees, sublicensees and assignees for royalties or for injunctive relief under the License or otherwise for the making, having made, importation, use, lease or sale of Products in the Non-translational Cardiovascular Field (however, UVAPF reserves its right to make any other claim as required to enforce surviving rights that it may have under the License with respect to such Products, including, but not limited to a claim to the right to indemnification under paragraph 13.06 of the License). Furthermore, Stereotaxis shall have no obligation under Articles 3 or 4 of the License at any time in the future to report or pay a royalty based on the sale of Products in the Non-translational Cardiovascular Field. The provisions of this paragraph shall survive any termination of the License. The parties acknowledge that this Settlement Agreement shall not affect Stereotaxis’ royalty obligations set forth in Articles 3 and 4 of the License with respect to all Commercial Sales outside the Non-translational Cardiovascular Field. For avoidance of doubt, Catheters are not Products hereunder (including those that may be covered by the following Licensed Patents: U.S. 5,779,694; U.S. 5,707,335; U.S. 6,834,201; and U.S. application 10/985,340), nor are any products that are especially made or especially adapted for use with such Catheters covered by such enumerated Licensed Patents (and therefore the sale of which would create infringement liabilities under 35 U.S.C 271(c) as an act of contributory infringement). Further, operating theaters and methods of using same, as claimed in U.S. 6,298,259, are not Products hereunder.

4.         In consideration for the provisions of Section 3 hereof Stereotaxis shall pay to UVAPF a one-time cash settlement payment of three million six hundred fifty thousand dollars (U.S. $3,650,000) within five (5) business days of the receipt of a copy of this Settlement Agreement that has been executed on behalf of UVAPF. In the event that such payment is not timely received by UVAPF, this Settlement Agreement shall be rendered null, void, and without effect. The parties hereby acknowledge that all credits, withholdings and reductions of royalties provided for in the License, as specified in paragraphs 3.01(g), 7.05, and 7.08 of the License (respectively), shall not apply to Commercial Sales outside the Non-translational Cardiovascular Field, to the extent such credits, withholdings and reductions result from the commercialization of products (either by Stereotaxis and its sublicensees or assignees, or by third parties, as applicable) within the Non-translational Cardiovascular Field.

5.         Each party hereto, and their predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and employees hereby fully and forever irrevocably and unconditionally release, acquit and discharge the other party and its affiliates, predecessors, successors, assigns, agents, servants, distributors, suppliers, employees, officers, directors, buyers, vendors, importers, users and direct and indirect customers, and the University of Virginia from any and all actions, causes of action, claims or demands, liabilities, losses, damages, attorney fees, court costs, or any other form of claim or compensation based on or arising out of any acts occurring or amounts accruing, before the Settlement Date, whether known or unknown, that derive from the making, having made, importation, use, lease or sale of Stereotaxis’ Products in the Non-translational Cardiovascular Field, namely the Niobe™ system and the Telstar™ system, or that derive from Stereotaxis’ research activities that preceded same (whether such claim is based on or arises out of (a) an obligation under the License or (b) the Patent Rights).

6.         This Settlement Agreement shall not affect or alter the rights and obligations of Stereotaxis under the License with respect to Licensed Products that are not Products or that are outside the Non-translational Cardiovascular Field. Furthermore, this Settlement Agreement shall not affect or alter any rights and obligations of Stereotaxis under the License with respect to Products in the Non-translational Cardiovascular Field (other than any obligation to report or pay royalties under Articles 3 and 4 of the License with respect to such Products), which rights and obligations shall survive any termination of the License .

7.         All other terms and conditions of the License remain in full force and effect for the term of the License.

8.         This Settlement Agreement shall be assignable by Stereotaxis, but only in connection with and accompanying assignment of the License.

9.         Each party represents and warrants that it has the authority to enter into this Agreement and to be bound by the terms and conditions thereof.

10.         All terms capitalized and not defined herein shall have the meaning set forth in the Agreement.

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        IN WITNESS WHEREOF, Stereotaxis and UVAPF hereto have executed this Settlement Agreement in duplicate originals by their duly authorized officers or representatives.

AGREED AND ACCEPTED

For:    UVA Patent Foundation

/s/ R. MacWright	6/30/05

Name:	Robert MacWright	Date:
Title:	Executive Director and CEO

/s/ Erik L. Hewlett	7 July 2005

Name:	Erik Hewlett	Date:
Title:	Chairman

For:    Stereotaxis, Inc.

/s/ Bevil Hogg	8 July 2005

Name:	Bevil Hogg	Date:
Title:	President and CEO